Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE BOSTON PROPERTIES, INC.

1997 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: «NAME»

No. of Shares: «M__OF_UNITS_OR_SHARES»

Purchase Price per Share: $.01 per share

Grant Date:                     , 200

Final Acceptance Date:                     , 200

Pursuant to the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Boston Properties, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by (i) making payment to the Company by certified or bank check or other instrument acceptable to the Committee (as defined in Section 2 of the Plan) of the Purchase Price per Share, if any, times the number of shares to be accepted, and (ii) signing and delivering to the Company a copy of this Award Agreement. Upon acceptance of this Award by the Grantee, the shares of Restricted Stock so accepted shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, the Company shall have the right, at the discretion of the Committee, to repurchase such shares from the Grantee or the Grantee’s legal representative at their purchase price. The Company must exercise such right of repurchase or forfeiture by written notice to the Grantee or the Grantee’s legal representative not later than 90 days following such termination of employment.

3. Vesting of Restricted Stock.

(a) The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the percentage of shares of Restricted Stock specified as vested on such date.

Percentage of Shares Vested	Vesting Date
25%	, 200
35%	, 200
40%	, 200

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.

(b) In the event the Grantee has attained age 61 as of the Grant Date and the Grantee retires from the Company and its Subsidiaries after the Grantee has attained age 62 and after the Grantee has been employed by the Company and/or any of its Subsidiaries for at least 20 years in the aggregate, then the restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in Section 3(a) above without regard to continued employment so long as the Grantee complies with the Noncompetition provisions of Section 12 below during the period beginning on the date of retirement and ending on the earlier of (A) the latest Vesting Date specified in Section 3(a) above or (B) the date the Grantee attains age 65. If the Grantee retires from the Company and its Subsidiaries after the Grantee has attained age 65, then the restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in Section 3(a) above without regard to continued employment.

4. Acceleration of Vesting in Special Circumstances. If the Grantee ceases to be an employee of the Company or Subsidiary by reason of death, incapacity due to physical or mental illness or disability which qualifies him to receive benefits under the Company’s long-term disability plan or upon the occurrence of a Change of Control of the Company (as defined in Section 16 of the Plan), any restrictions and conditions on all shares of Stock subject to this Award shall be deemed waived by the Committee and all such shares shall automatically become fully vested and no longer be deemed Restricted Stock.

5. Dividends. Dividends on shares of Restricted Stock shall be paid currently to the Grantee.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles. The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any action covered hereby, shall be resolved within the Commonwealth of Massachusetts and the parties hereto consent and submit to the jurisdiction of the federal and state courts located within the City of Boston, Massachusetts. The parties hereto further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the Commonwealth of Massachusetts.

12. Noncompetition. Because Grantee’s services to the Company are special and because Grantee has access to the Company’s confidential information, Grantee covenants and agrees that during the period specified in Section 3(b) above, if applicable, Grantee shall not, without the prior written consent of the Company (which shall be authorized by approval of the Board of Directors of the Company, including the approval of a majority of the independent Directors of the Company), directly or indirectly:

(a) engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in any of the Company’s Markets (as hereinafter defined) at the time of Grantee’s termination of employment;

(b) intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or its affiliates and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or

(c) call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Company or its affiliates, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.

“Market” as used herein means an area covering a 25 mile radius around (x) any property or land owned by the Company, under development by the Company or with respect to which the Company has an agreement or option to acquire a property, development or land or (y) any property or development for which the Company provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.

This Section 12 shall not be interpreted to prevent Grantee from engaging in Minority Interest Passive Investments. Engaging in a “Minority Interest Passive Investment” means acquiring, holding, and exercising the voting rights associated with an investment made through (i) the purchase of securities (including partnership interests) that represent a non-controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Grantee of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Grantee with such entity.

Notwithstanding anything to the contrary herein, the noncompetition provision of this Section 12 shall not apply if Grantee’s employment terminates after a Transaction. Further notwithstanding anything to the contrary herein, if the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

BOSTON PROPERTIES, INC.

By:
Name:	Robert E. Burke
Title:	Executive Vice President and Chief Operating Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: , 200
Grantee’s Signature

Grantee’s name and address:

«NAME»

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